Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)                     Registration Statement (Form S-8 Nos. 333-50774, 333-50776, 333-111498, 333-123233, 333-153337, 333-163543, 333-184576 and 333-208273) of Isle of Capri Casinos, Inc.

of our reports dated June 21, 2016, except for the effects of discontinued operations, as discussed in Note 3 and the effects of the adoption of ASU No. 2015-03, as discussed in Note 7 and Note 2, as to which the dates are December 21, 2016, with respect to the consolidated financial statements and schedule of Isle of Capri Casinos, Inc. and the effectiveness of internal control over financial reporting of Isle of Capri Casinos, Inc. included in this Current Report (Form 8-K) of Isle of Capri Casinos, Inc. for the year ended April 24, 2016.

/s/ Ernst & Young LLP

St. Louis, Missouri

December 21, 2016